Exhibit 10.18

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) dated as of October 12, 2010 (the “Effective Date”) is by and between Voyetra Turtle Beach, Inc. a Delaware corporation (the “Company”) and Ronald Doornink (the “Consultant”).

WHEREAS, the Company desires to hire the Consultant pursuant to the terms and conditions set forth herein; and

WHEREAS, the Consultant desires to provide services to the Company on the terms and conditions set forth herein; and

WHEREAS, in connection with the consummation of the transactions contemplated by that certain Stock Purchase Agreement, dated as of the date hereof, by and among the Company, SG VTB Merger Sub, Inc. and the other signatories thereto (the “Stock Purchase Agreement”), the Consultant has been given the opportunity to invest $2,800,000.00 in shares of the Company’s Series A Preferred Stock and has joined and agrees to be bound by the Stockholder’s Agreement among the Company and the stockholders named therein, dated as of the date hereof, as such agreement may be amended from time to time.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and the performance of each, the parties, intending to be legally bound, hereby agree as follows:

AGREEMENTS

Section 1. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Board” means the Board of Directors of the Company as the same is constituted from time to time.

“Company’s Business” includes, but is not limited to, the business of designing, marketing, selling, manufacturing and distributing peripherals and related software for video game consoles, mobile devices, audio devices and personal computers.

“Cause” means: (A) Consultant’s conviction of or plea of guilty or nolo contendere to a felony; (B) a determination by the Board that Consultant committed fraud, misappropriation or embezzlement against any Person; (C) Consultant’s material breach of the terms of this Agreement or Consultant’s material breach of any other material written agreement with the Company or any of its affiliates (excluding the Seller Transaction Documents or Company Transaction documents, as those terms are defined in the Stock Purchase Agreement) to which Consultant is a party other than this Agreement; (D) Consultant’s willful misconduct or gross

Consulting Agreement

neglect in performance of Consultant’s duties; or (E) Consultant’s failure or refusal to carry out material responsibilities reasonably assigned by the Board to the Consultant; provided, however, that with respect to subsections (C), (D) and (E) above, Cause will only be deemed to occur after written notice to Consultant of such action or inaction giving rise to Cause and the failure by Consultant to cure such action or inaction (which is capable of cure) within 30 days after written notice.

“Confidential Information” shall mean all information respecting the business and activities of the Company or any affiliate of the Company, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, trade secrets, data gathering methods and/or strategies of the Company or any affiliate of the Company. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of Consultant’s breach of any portion of this Agreement).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

Section 2. Consulting Period. The Company hereby agrees to retain the Consultant to provide Consulting Services, and the Consultant hereby agrees to provide such Consulting Services to the Company upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending on the termination of the Consultant’s services for any reason (the “Consulting Period”). Notwithstanding anything in this Agreement to the contrary, the Company or the Consultant may terminate this Agreement and the Consulting Period for any reason or no reason at any time upon 30 days advance written notice and the Company may immediately terminate this Agreement and the Consulting Period at any time for Cause.

Section 3. Consulting Services. During the Consulting Period, the Consultant shall provide the services requested by the Board of Directors (the “Consulting Services”). During the Consulting Period, the Consultant shall report directly to the Board. During the Consulting Period, the Consultant shall devote his best efforts and as much of his time and attention as necessary to provide the Consulting Services.

Section 4. Fees and Expense Reimbursements.

4.1 Consulting Fee. During the Consulting Period, the Company agrees to pay the Consultant an annual fee equal to $100,000 (the “Consulting Fee”), which Consulting Fee will be payable by the Company in quarterly installments payable in arrears.

2	Consulting Agreement

4.2 Consulting Bonus. During the Consulting Period, the Consultant shall be eligible to receive an annual bonus in an amount up to $100,000 based upon the attainment of an annual EBITDA target as determined by the Board (the “Consulting Bonus”).

4.3 Director Fee. During the period which the Consultant serves as the chairman of the Board (the “Board Membership Period”), the Company agrees to pay the Consultant an annual fee equal to $100,000 (the “Director Fee”), which Director Fee will be payable by the Company in quarterly installments payable in arrears.

4.4 Director Bonus. During the Board Membership Period, the Consultant shall be eligible to receive an annual bonus in an amount up to $100,000 based upon the attainment of an annual EBITDA target as determined by the Board (the “Consulting Bonus”).

4.5 Business Expense Reimbursement. The Company shall reimburse the Consultant for any and all reasonable expenses (a) incurred by him in the course of performing his duties under this Agreement during the Consulting Period and (b) his service as a member of the Board during the Board Membership Period, in each case, which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses (“Reimbursable Expenses”), subject to the Company’s requirements with respect to reporting and documentation of expenses. All reimbursements shall be made as soon as reasonably practicable, but in no event later than the last day of the calendar year following the calendar year in which such expenses were incurred. In addition, no reimbursement shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement during any calendar year shall not affect the amount available for reimbursement in a subsequent calendar year.

4.6 Office Expenses. The Company shall pay to the Consultant $50,000 a year quarterly in arrears for office and related expenses during the Consulting Period.

Section 5. Company Options.

5.1 Consulting Options. The Company shall grant the Consultant options to purchase shares of the Company representing one and six-tenths of a percent (1.6%) of the Company’s common equity on a fully-diluted as-converted basis common stock (the “Consulting Options”) with a per share exercise price equal to the fair market value of the common stock at the time of the grant, subject to the terms and conditions of the Company’s Stock Option Plan (the “Option Plan”). Subject to the Consultant continuing to provide Consulting Services, the Consulting Options shall vest and shall become exercisable as follows: (a) the Consulting Options will vest and become exercisable in substantially equal monthly installments over the forty-eight (48) months immediately the date of grant of the Consulting Options (the “Consulting Option Grant Date”) and (b) all Consulting Options will vest in full and become exercisable upon a Change of Control (as such term is defined in Option Plan). The Options, to the extent vested and exercisable, shall remain exercisable until the tenth anniversary the date of the Consulting Option Grant Date. Unless otherwise provided at the time of the grant of the Consulting Options, any of the Consulting Options that are not fully vested and exercisable as of the date the Consultant ceases to provide the Consulting Services shall be immediately cancelled without any payment or compensation to the Consultant.

3	Consulting Agreement

5.2 Board Membership Options. The Company shall grant the Consultant options to purchase shares of the Company representing one and six-tenths of a percent (1.6%) of the Company’s common equity on a fully-diluted as-converted basis common stock (the “Board Membership Options”) with a per share exercise price equal to the fair market value of the common stock at the time of the grant, subject to the terms and conditions of the Option Plan. Subject to the Consultant continuing to serve as a member of the Board, the Board Membership Options shall vest and shall become exercisable as follows: (a) the Board Membership Options will vest and become exercisable in substantially equal monthly installments over the forty-eight (48) months immediately the date of grant of the Board Membership Options (the “Board Membership Option Grant Date”) and (b) all Board Membership Options will vest in full and become exercisable upon a Change of Control (as such term is defined in Option Plan). The Board Membership Options, to the extent vested and exercisable, shall remain exercisable until the tenth anniversary the date of the Board Membership Option Grant Date. Unless otherwise provided at the time of the grant of the Board Membership Options, any of the Board Membership Options that are not fully vested and exercisable as of the date the Consultant ceases to serve as a member of the Board shall be immediately cancelled without any payment or compensation to the Consultant.

Section 6. Confidential Information. Consultant shall not, during or after the Consulting Period, without the prior express written consent of the Board, directly or indirectly use or divulge, disclose or make available or accessible any Confidential Information to any Person (other than when required to do so in good faith to perform Consultant’s duties and responsibilities under this Agreement or when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power). In the event that Consultant becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of the Confidential Information, then prior to such disclosure, Consultant will provide the Company with prompt written notice so that the Company may seek (with Consultant’s cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, then Consultant will furnish only that portion of the Confidential Information which he is advised by counsel is legally required, and will cooperate with the Company in the Company’s efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information.

Section 7. Ownership of Intellectual Property. Consultant acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work, and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s or any affiliate’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by

4	Consulting Agreement

Consultant (either solely or jointly with others) while providing services to the Company (including any of the foregoing that constitutes any proprietary information or records) (collectively, “Intellectual Property”) belong to the Company or any affiliate, and Consultant hereby assigns, and agrees to assign, all of the above Intellectual Property to the Company. Any copyrightable work prepared in whole or in part by Consultant in the course of Consultant’s work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such affiliate of the Company shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Consultant hereby assigns and agrees to assign to the Company or such affiliate of the Company all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Consultant shall promptly disclose such Intellectual Property and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Consulting Period) to establish and confirm the ownership of the Company or such affiliate of the Company (including, without limitation, assignments, consents, powers of attorney and other instruments.

Section 8. Delivery of Materials upon Termination of Consulting Services. As requested by the Company from time to time and upon the termination of the Consulting Period for any reason, the Consultant will promptly deliver to the Company all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property in the Consultant’s possession or within his control (including, without limitation, any written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, projections, customer or supplier lists, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that all such materials have been delivered to the Company.

Section 9. Non-Competition. The Consultant covenants and agrees that while providing Consulting Services for the Company, and for a period of eighteen (18) months following the termination of the Consulting Period, for any reason, Consultant shall not, either directly or indirectly, without the prior written consent of the Company, on his own behalf or in the service or on behalf of others serve anywhere in the United States as an owner, manager, stockholder (except as a holder of no more than l% of the issued and outstanding stock of a publicly traded company or in his capacity as Special Advisor to the Board of Directors of Activision-Blizzard, Inc. or any successors in interest), consultant, director, officer or employee of any business entity that provides services that are similar to or competitive to those provided, offered or sold by the Company; and for a period of eighteen (18) months following the termination of the Consulting Period for any reason, the Consultant shall not, either directly or indirectly (i) solicit or divert or appropriate to or for any competing business, or (ii) attempt to solicit, divert or appropriate to or for any competing business, any services offered, sold or provided by the Company to or from those entities who are clients of the Company, joint venturers, or partners with the Company or parties to which Company has submitted a proposal to offer any products or services within six (6) months prior to such termination.

5	Consulting Agreement

Section 10. Agreement Not to Solicit Employees. The Consultant covenants and agrees that while providing Consulting Services for the Company, and for a period of three (3) years following termination, for any reason, of the Consulting Period, he will not directly on his own behalf or in the service or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert or hire away, to any competing business any person employed by the Company, whether or not such employee is a full-time employee or a temporary employee of the Company, and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

Section 11. Non-Disparagement. Except as required by applicable law, rule or regulation or any recognized subpoena power, during and after the Consulting Period, each of the Consultant and the Company agrees not to, at any time, make any statement or representation, written or oral, which such party knows or should know will, or which such party knows or should know is reasonably likely to, impair or adversely affect in any way the reputation, goodwill, business, customer or supplier relationships, or public relations of the other party and/or any of its affiliates, and/or any of their respective partners, directors, employees or officers. In the event that either party becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to make any such statements or representations, then prior thereto, such party will provide the other party with prompt written notice so that the other party may seek (with the reasonable cooperation of the first party) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, then the first party will only make such statements or representations which he or it is advised by counsel is legally required, and will cooperate with the other party in the other party’s efforts to obtain reliable assurance that confidential treatment will be accorded to any such statements or representations.

Section 12. The time periods for Consultant’s obligations contained in Section 9 and 10 hereof will be extended beyond the time periods specified therein by the length of time during which Consultant will have been in breach (as determined by a court of competent jurisdiction in a final nonappealable judgment, ruling or order or by an arbitration) of any of the provisions of such Sections 9 and 10.

Section 13. Affiliates; Equitable Relief. It is expressly understood that the provisions and limitations of Sections 6, 7, 8, 9, 10, 11 and 12 above shall apply to and with respect to any and all Confidential Information, Intellectual Property, employees and businesses of the Company and any of its affiliates, as if such Persons and their Confidential Information, Intellectual Property, employees and businesses were expressly named and described herein. The Consultant acknowledges that a breach or threatened breach by him of any of his covenants contained in Sections 6, 7, 8, 9, 10, 11 and 12 of this Agreement could cause irreparable harm to the Company and their respective affiliates, for which it or they would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company or their affiliates may have at law, in the event of an actual or threatened breach by the Consultant of his covenants contained in Sections 6, 7, 8, 9, 10, 11 and 12 of this Agreement, the Company and their affiliates shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.

6	Consulting Agreement

Section 14. No Prior Agreements. The Consultant hereby represents and warrants to the Company that the execution of this Agreement by the Consultant and the performance of his Consulting Services hereunder will not violate or be a breach of any agreement with a former employer, client, or any other Person. Further, Consultant agrees to indemnify and hold harmless the Company and its officers, directors, and representatives for any claim, including, but not limited to, reasonable attorney’s fees and expenses of investigation, of any such third party that such third party may now have or may hereafter come to have against the Company or such other persons, based upon or arising out of any non-competition agreement, invention, secrecy, or other agreement between Consultant and such third party that was in existence as of the date of this Agreement.

Section 15. Miscellaneous.

15.1 Independent Contractor. This Agreement does not establish an employer-employee relationship with the Company. Consultant is for all purposes an independent contractor. Consultant will not, as an independent contractor, be entitled to any benefits available to the Company’s employees including, but not limited to, medical, unemployment, vacation and retirement benefits. Consultant is solely responsible for obtaining his own workers’ compensation coverage. Consultant shall be responsible for all employment-related taxes pursuant to the requirements of applicable local, state, and federal regulation.

15.2 Insurance. Consultant understands and agrees that as an independent contractor, Consultant is responsible for any insurance coverage he deems appropriate.

15.3 Remedies. The Company will have all rights and remedies set forth in this Agreement, all rights and remedies which the Company has been granted at any time under any other agreement or contract and all of the rights which the Company has under any law. The Company will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or available in equity.

15.4 Waivers and Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Consultant. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties.

15.5 Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of any of the parties hereto will bind and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns, whether so expressed or not; provided that the Consultant may not assign his rights or delegate his obligations under this Agreement without the written consent of the Company.

15.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

7	Consulting Agreement

15.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

15.8 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

15.9 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, two business days after the date when sent to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands, and other communications will be sent to the Consultant and to the Company at the addresses set forth below.

If to the Consultant:

Ron Doornink

872 6th Street

Manhattan Beach, CA 90266

Telephone: (949) 636-0817

Facsimile: (310) 374-8534

If to the Company:

Voyetra Turtle Beach, Inc.

150 Clearbrook Rd. Suite 162

Elmsford, NY 10523

Attention: Carmine Bonanno

Fax: (914) 345-2252

With Copy To (which shall not constitute notice):

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19102

Facsimile: (215) 994-2222

Attention: Henry N. Nassau, Esq. and David S. Denious, Esq.

Or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

8	Consulting Agreement

15.10 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company.

15.11 No Third Party Beneficiary. This Agreement will not confer any rights or remedies upon any person other than the Company, the Consultant and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

15.12 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, that may have related in any way to the subject matter hereof.

15.13 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word “including” in this Agreement means “including without limitation” and is intended by the parties to be by way of example rather than limitation.

15.14 Survival. Sections 6, 7, 8, 9, 10, 11 and 12 of this Agreement will survive and continue in full force in accordance with their terms notwithstanding any termination of the Consulting Period.

15.15 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the state of New York.

15.16 Waiver of Trial by Jury. The Company and consultant waive trial by jury in any proceeding.

9	Consulting Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Voyetra Turtle Beach, Inc.

By:	/s/ Kenneth A. Fox
Name:	Kenneth A. Fox
Title:	Authorized Signatory

Ronald Doornink

By:	/s/ Ronald Doornink

10	Consulting Agreement